Exhibit 4.2

E*TRADE FINANCIAL CORPORATION,

as Issuer

and

THE BANK OF NEW YORK MELLON,

as Trustee

THIRD SUPPLEMENTAL INDENTURE

Dated as of July 9, 2009

12.5% Springing Lien Notes due 2017

THIRD SUPPLEMENTAL INDENTURE, dated as of July 9, 2009 (the “Third Supplemental Indenture”) to the Indenture dated as of November 29, 2007 (the “Base Indenture” and as supplemented by the First Supplemental Indenture dated as of December 27, 2007 (the “First Supplemental Indenture”) and the Second Supplemental Indenture dated as of January 18, 2008 (the “Second Supplemental Indenture”), the “Indenture”), between E*TRADE FINANCIAL CORPORATION (the “Company”), a Delaware corporation, and THE BANK OF NEW YORK MELLON, a New York banking corporation, as trustee (the “Trustee”).

WHEREAS, the Company has duly authorized the execution and delivery of the Base Indenture, the First Supplemental Indenture and the Second Supplemental Indenture and up to $1,936,000,000 (plus any Capitalized Interest) aggregate principal amount of the Company’s 12.5% Springing Lien Notes due 2017 (the “Notes”);

WHEREAS, the Company now proposes to retire up to approximately $435,500,000 aggregate principal amount of outstanding 8% Senior Notes due 2011 (the “2011 Notes”) issued pursuant  to the Indenture dated as of June 8, 2004, as supplemented by the First Supplemental Indenture dated as of September 19, 2005 and the Second Supplemental Indenture dated as of November 1, 2006, each between the Company and the Trustee, and between $600,000,000 and $1,310,000,000 of outstanding Notes by issuing, in each case, a principal amount of zero-coupon convertible debentures equal to the principal amount of Notes or 2011 Notes to be exchanged (the “Exchange Transaction”);

WHEREAS, the Company proposes to amend clause (1) of the definition of “Change of Control” as set forth herein to make such definition consistent with the analogous definitions in the 2015 Notes Indenture, the 2013 Notes Indenture and the 2011 Notes Indenture;

WHEREAS, the Company has applied to raise additional cash proceeds by participating in the TARP Capital Purchase Program (the “Program”) of the United States Department of Treasury (“Treasury”) by issuing senior perpetual preferred stock qualifying as Tier 1 Capital and associated warrants to Treasury;

WHEREAS, in connection with its proposed participation in the Program, (a) the Company shall be permitted to (i) issue senior perpetual preferred stock to Treasury qualifying as Tier 1 Capital and pay the dividends accruing and payable thereon and issue warrants to purchase the Company’s Common Stock, (ii) issue preferred stock or common stock in one or more Qualified Equity Offerings (as defined below), pay dividends accruing and payable on any such preferred stock and use the proceeds from one or more Qualified Equity Offerings to redeem or repurchase the preferred stock and warrants initially issued to Treasury, (iii) issue Substitution Permanent Equity (as defined below) and pay dividends accruing and payable thereon to the extent required by the Program, (iv) otherwise comply with the terms and conditions of the Program to the extent required by Treasury for participation therein and (b) the Company proposes to amend the Indenture in connection with the foregoing and as set forth herein;

WHEREAS, Section 9.02(a) of the Base Indenture provides that the Company and the Trustee may amend the Indenture with the consent of the Holders of a majority in aggregate principal amount of the outstanding Notes, provided certain conditions are met;

WHEREAS, the Holders of a majority in aggregate principal amount of the outstanding Notes eligible to vote have consented to the amendments set forth herein;

WHEREAS, the Company desires and has requested the Trustee to join it in the execution and delivery of this Third Supplemental Indenture in connection with the foregoing;

WHEREAS, the conditions set forth in the Indenture for the execution and delivery of this Third Supplemental Indenture have been complied with; and

WHEREAS, all things necessary to make this Third Supplemental Indenture a valid agreement of the Company and the Trustee, in accordance with its terms, and a valid amendment of, and supplement to, the Indenture have been done.

NOW, THEREFORE:

The Company agrees with the Trustee, for the equal and ratable benefit of the holders of the Notes, that the Indenture is supplemented and amended, to the extent expressed herein, as follows:

Article 1
Scope of Supplemental Indenture; General

Section 1.01. Scope of Supplemental Indenture; General. This Third Supplemental Indenture supplements the provisions of the Indenture, to which provisions specific reference is hereby made. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Base Indenture.

Article 2
Amendments

Section 2.01. Amendments.

(a)   Section 1.01 of the Base Indenture is hereby amended:

(i)    by amending clause (1) of the definition of “Change of Control” to read in its entirety:

“(1)     a ‘person’ or ‘group’ (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), becomes the ultimate ‘beneficial owner’ (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock of the Company on a fully diluted basis; or”; and

(ii)   to add the following definitions:

“Exchange Securities” means up to an aggregate of $435,500,000 principal amount of convertible senior debentures of the Company issued in exchange for the 2011 Notes and up to an aggregate of $1,310,000,000 principal amount of convertible senior debentures of the Company issued in exchange for the Notes.

“Program” means the TARP Capital Purchase Program of Treasury.

“Program Documentation” means the letter agreement between Treasury and the Company setting forth the terms and conditions of the Program and all other documentation related thereto, including, but not limited to, a securities purchase agreement, certificate of designations for the TARP Preferred Stock and TARP Warrants.

“Qualified Equity Offering” means the issuance or sale after the issue date of the TARP Preferred Stock of Tier 1 qualifying perpetual Preferred Stock or Common Stock of the Company for cash or any other offering defined as a Qualified Equity Offering in the Program Documentation.

“Substitution Permanent Equity” means an economic interest of the Company classified as permanent equity under U.S. GAAP exchangeable for TARP Warrants at Treasury’s option if either (1) stockholder approval is required for the issuance of TARP Warrants but not obtained within 18 months of Treasury’s investment in the Company or (2) in the future the Company’s Common Stock is no longer listed or traded on a national securities exchange or securities association, equal to the fair market value of the TARP Warrants so exchanged or any other instrument or security required to be issued in the Program Documentation.

“TARP Preferred Stock” means senior perpetual Preferred Stock initially issued to Treasury qualifying as Tier 1 capital pursuant to the Program Documentation.

“TARP Warrants” means warrants on the Common Stock of the Company initially issued to Treasury pursuant to the Program Documentation.

“Treasury” means the United States Department of Treasury.

(b)   Section 4.04 of the Base Indenture is amended by:

(i)    (a) deleting the word “or” after the semicolon in clause (b)(9), (b) replacing the comma after the word “Notes” with a semicolon in clause (b)(10) and (c) adding the following after such clause (b)(10):

“(11)           any payment of dividends with respect to the TARP Preferred Stock, any Substitution Permanent Equity or any Capital Stock issued by the Company in any Qualified Equity Offering; provided the aggregate face amount of any Preferred Stock issued by the Company in all Qualified Equity Offerings does not exceed $500,000,000 and the dividend rate on any Preferred Stock issued in a Qualified Equity Offering does not exceed 9.9% per annum; or

(12)           any redemption or repurchase of any shares of TARP Preferred Stock, any TARP Warrants, any Substitution Permanent Equity or any Capital Stock issued by the Company in any Qualified Equity Offering, in each case using the Net Cash Proceeds of one or more Qualified Equity Offerings; provided the aggregate face amount of any Preferred Stock issued by the Company in all Qualified Equity Offerings does not exceed $500,000,000 and the dividend rate on any Preferred Stock issued in a Qualified Equity Offering does not exceed 9.9% per annum,”

(ii)   amending and restating clause (c) in its entirety as follows:

“Each Restricted Payment permitted pursuant to the preceding paragraph (other than the Restricted Payment referred to in clauses (10), (11) or (12) thereof, clause (2) thereof, an exchange of Capital Stock for Capital Stock or Indebtedness referred to in clause (3) or (4) thereof, an Investment acquired as a capital contribution or in exchange for Capital Stock referred to in clause (6) thereof, the repurchase of Capital Stock referred to in clause (7) thereof or the repurchase of Common Stock referred to in clause (9) thereof), and the Net Cash Proceeds from any issuance of Capital Stock referred to in clause (3), (4) or (6), shall be included in calculating whether the conditions of clause (D) of the first paragraph of this Section 4.04 have been met with respect to any subsequent Restricted Payments. If the proceeds of an issuance of Capital Stock of the Company are used for the redemption, repurchase or other acquisition of the Notes, or Indebtedness that is pari passu with the Notes or any Note Guarantee, then the Net Cash Proceeds of such issuance shall be included in clause (D) of the first paragraph of this Section 4.04 only to the extent such proceeds are not used for such redemption, repurchase or other acquisition of Indebtedness.”

Article 3
Miscellaneous

Section 3.01. Governing Law. This Third Supplemental Indenture shall be governed by and construed in accordance with the internal laws of the State of New York.

Section 3.02. Counterparts. This Third Supplemental Indenture may be signed in various counterparts which together shall constitute one and the same instrument.

Section 3.03. Full Force and Effect. Except as amended hereby, each provision of the Indenture shall remain in full force and effect and, as amended hereby, the Indenture is in all respects agreed to, ratified, and confirmed by the Company and the Trustee. The consent of the Holders to this Third Supplemental Indenture shall not constitute an amendment or waiver of any provision of the Indenture except to the extent expressly set forth herein, and shall not be construed as a waiver of or consent to any further or future action on the part of the Company or waiver of any Default or Event of Default, except to the extent expressly set forth herein.

Section 3.04. Trustee Not Responsible For Recitals. The recitals contained herein shall be taken as the statements of the Company and the Trustee assumes no responsibility for their correctness. The Trustee makes no representation as to the validity or sufficiency of this Third Supplemental Indenture except that the Trustee represents that it is duly authorized to execute and deliver this Third Supplemental Indenture and perform its obligations hereunder.

Section 3.05. This Third Supplemental Indenture is an amendment supplemental to the Indenture and said Indenture and this Third Supplemental Indenture shall henceforth be read together.

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed, all as of the date first written above.

E*TRADE FINANCIAL CORPORATION

By:	/s/ Bruce P. Nolop
	Name:	Bruce P. Nolop
	Title:	Chief Financial Officer

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/ Geovanni Barris
	Name:	Geovanni Barris
	Title:	Vice President